UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2014

Legacy Reserves LP

(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 W. Wall, Suite 1800 Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 22, 2014, Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), entered into an amendment (the “Second Amendment”) to its secured Third Amended and Restated Credit Agreement dated as of April 1, 2014 (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and certain other financial institution parties thereto as lenders (the “Lenders”).  Pursuant to the Second Amendment, the following provisions of the Credit Agreement were amended:

•                  The borrowing base under the Credit Agreement was increased from $800 million to $950 million, effective as of the date of the consummation of certain recently announced acquisitions, provided that certain conditions relating to the acquisitions are satisfied.

•                  Each lender party to the Credit Agreement immediately prior to the Second Amendment agreed to reallocate its respective maximum credit amount and commitment.

•                  The Ratio of Total Debt to EBITDA was temporarily increased from a ratio of 4.00 to 1.00 to a ratio of 4.50 to 1.00 through June 30, 2015, at which time the ratio will return to 4.00 to 1.00.

•                  Minimum hedging requirements were adjusted to account for the increase in the borrowing base.

A copy of the Second Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Third Amended and Restated Credit Agreement dated May 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

Dated: May 28, 2014	By:	/s/ Dan G. LeRoy
Dan G. LeRoy
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Third Amended and Restated Credit Agreement dated May 22, 2014.